SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

Form 8-K

Current Report Pursuant to Section 13 or 15(d) of
The Securities Exchange Act of 1934

Date of Report (date of earliest event reported):  January 16, 2003

ADVANCED MICRO DEVICES, INC.

(Exact name of registrant as specified in its charter)

DELAWARE	1-7882	94-1692300

(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

One AMD Place, P.O. Box 3453 Sunnyvale, California	94088-3453

(address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code:	(408) 732-2400

Item 5.    Other Events.

On January 16, 2003, AMD reported sales of $686,430,000 and a net loss of $854,740,000 for the quarter ended December 29, 2002. The net loss amounted to $2.49 per share. Excluding the effects of restructuring and other charges1 to show the company’s results from ongoing operations, the fourth quarter net loss was $235,145,000, or $0.68 per share.

Fourth quarter sales declined by 28 percent from the fourth quarter of 2001 and increased by 35 percent from the third quarter of 2002. In the fourth quarter of 2001, AMD reported sales of $951,873,000 and a net loss of $15,842,000, or $0.05 per share.

In the third quarter of 2002, AMD reported sales of $508,227,000 and a net loss of $254,171,000, or $0.74 per share.

For the full year ended December 29, 2002, sales declined by 31 percent from 2001. AMD reported sales of $2,697,029,000 and a net loss of $1,303,012,000, or $3.81 per share. AMD reported sales in 2001 of $3,891,754,000 and a net loss of $60,581,000, or $0.18 per share.

Excluding the effects of one-time charges1 in 2002 and 2001, the company recorded a net loss from ongoing operations of $683,417,000 or $2.00 per share in 2002, and net income of $28,924,000 or $0.09 per share in 2001. The fourth quarter 2002 operating loss, excluding one-time charges, was $217,370,000, down approximately $100 million or 31 percent, from the third quarter operating loss of $315,084,000. The fourth quarter 2001 operating loss was $18,059,000.

In the fourth quarter of 2002 the Company recorded one-time charges totaling $620 million, equivalent to $1.81 per share. These fourth quarter charges included:

•	Restructuring and other special charges of $331 million primarily relating to severance for staff reductions, the consolidation of facilities and asset impairments.

•	Other charges of $46 million primarily relating to a one-time research and development expense in connection with product development services received in the fourth quarter.

•	Income tax expense charge of $243 million to establish a 100% valuation allowance against net deferred tax assets.

[1]	As shown in the attached Reconciliation of GAAP to Pro-forma Non-GAAP Consolidated Statements of Operations.

Item 7.    Financial Statements, Pro Forma Financial Information and Exhibits.

(c)	Exhibits

Number	Exhibit

99.1	Financial Statements

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

ADVANCED MICRO DEVICES, INC.

Date: January 17, 2003	By:	/S/ ROBERT J. RIVET

Robert J. Rivet Senior Vice President, Chief Financial Officer

Exhibit Index

Number	Exhibit

99.1	Financial Statements